[LETTERHEAD OF HALE AND DORR LLP]

                                                April 28, 2003

Seligman High Income Fund Series
100 Park Avenue
New York, New York  10017

Ladies and Gentlemen:

      Seligman High Income Fund Series (the "Trust") is a Massachusetts business trust created under a Declaration of Trust dated, executed and delivered in Boston, Massachusetts on July 25, 1984, as amended from time to time (as so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.001 par value.

      The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to
Article VI,

      Section 6.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article VI,

      Section 6.4 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or property, and on such terms as the Trustees may deem best, all without action or approval of the shareholders.

      Pursuant to Article VI, Section 6.9 of the Declaration of Trust, the Trustees have established two separate series of shares designated "Seligman High-Yield Bond Series" and "Seligman U.S. Government Securities Series." As of April 25, 2003, the Trustees have divided the shares of Seligman High-Yield Bond Series into six classes designated Class A, Class B, Class C, Class D, Class I and Class R. Also as of April 25, 2003, the Trustees have divided the shares of Seligman U.S. Government Securities Series into five classes designated Class A, Class B, Class C, Class D and Class R.

      The Trustees have voted to authorize the officers of the Trust to determine the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

      We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals,

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Seligman High Income Fund Series
April 28, 2003
Page 2

or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

      For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

      Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires notice of such disclaimer to be given in each contract or instrument made or issued by the Trustees of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property against all claims and liabilities of any shareholder held personally liable for the obligations of the Trust.

      We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for among other things, cash, and when sold will be, fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust's Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

      We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to any amendments to the Trust's registration statement. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                                Very truly yours,


                                                /s/ Hale and Dorr LLP

                                                Hale and Dorr LLP